Exhibit 10.3

Free English Translation	[Illegible handwritten]

WOOD BOARD ADHESIVE PURCHASE

AND SUPPLY CONTRACT

In Santiago, Chile, on November 15, 1999, Oxinova C.A. (hereinafter “Oxinova”), a business corporation established and operating under the laws of the Republic of Venezuela in the industrial sector, represented herein by Edmundo Puentes Ruiz, on the one hand; and Fibranova C.A. (hereinafter “Fibranova”), a business corporation established and operating under the laws of the Republic of Venezuela in the industrial sector, represented herein by Julian Sanchez del Valle and Fernando de Solminihac Tampier, on the other, both corporations hereinafter referred to as the “Parties,” agree to enter into the Wood Panel Adhesive Purchase and Supply Contract.

WHEREAS:

FIBRANOVA requires the resins manufactured by Oxinova for its wood board facilities in Macapaima, State of Anzoátegui, Venezuela;

FIBRANOVA requires and wishes to guarantee a competitive and reliable source of supply of resins from Oxinova for its wood boards;

OXINOVA, in response to the requirements and needs of Fibranova, has decided to set up a Wood Resin Manufacturing Plant in Macapaima, Anzoátegui Province, to supply Fibranova the products subject matter hereof in Venezuela on a non-exclusive basis;

THEREFORE the Parties agree to define the terms and conditions under which Oxinova shall supply Fibranova and Fibranova shall purchase from Oxinova the products defined hereinafter, as follows:

Clause One: DEFINITIONS

1.             Products: The adhesives for medium-density fiber boards and particle boards, made from Formaldehyde, particularly Urea-formaldehyde, and all melamine-reinforced adhesives, excluding phenolic adhesives at this particular stage.

2.             Commencement of Contract: It is hereby established that the obligations and rights of Oxinova hereunder shall come into effect on the date on which its facilities commence operating, and once the respective approved operating licenses have been issued, of which Fibranova must be given at least thirty days notice. In accordance with the foregoing, Oxinova shall do all possible to begin supplying Fibranova as from April 1, 2001, this date having been set taking into account the period of eighteen months needed to build and assemble the manufacturing facilities of Oxinova, as per the schedule attached hereto as Exhibit “A.” Oxinova shall hold meetings with Fibranova from time to time in order to keep it informed regarding the progress of work.

[Illegible signatures]

3.             Calendar Year: A year of twelve months starting on January 1 of any year and ending on December 31, every year throughout the effective term hereof.

4.             Duration of Contract: Fifteen years as from the Contract Commencement Date, without detriment to advance termination of the contract in accordance with the terms hereof.

5.             Contract: The Contract.

Clause Two: PURPOSE OF THE CONTRACT – SUPPLY AND PURCHASE

1.             FIBRANOVA undertakes to purchase the Products that it needs from Oxinova and to be supplied there from for a period of fifteen years, and not to purchase the same products from other suppliers, except under the terms and conditions established in Clause Eleven, or when causes of force majeure prevent Oxinova form supplying the products to Fibranova, in accordance with Clause Thirteen.

2.             OXINOVA undertakes to supply, sell and deliver to Fibranova all the Products that the latter requires, for a period of fifteen years, for the manufacture of medium-density fiber boards and particle boards, said supply being estimated at approximately 32,000 tons a year.

Clause Three: SPECIFIC OBLIGATIONS OF OXINOVA

1.             Supply Obligation: Supplying Fibranova all the Products that it requires, the amount of which is estimated at 32,000 tons a year – dry base – that may be increased by 15%. If Fibranova increases its consumption by more than 15%, Oxinova shall take all measures necessary to efficiently and effectively meet the increased requirements of Fibranova, under the conditions agreed by the Parties, with Fibranova notifying Oxinova beforehand of its increased requirement, as per paragraph three of Clause Four.

2.             Technical Assistance: Oxinova shall provide technical assistance needed with regard to the Products and the operating conditions related thereto, by providing technical staff from its facilities who shall visit the factory of Fibranova from time to time. Oxinova shall be supported by its licensors to whom it may refer for specific issues related to the foregoing, at the request of Fibranova. The obligation to provide technical assistance is included in the price of the Products.

Fibranova shall provide Oxinova complete, reliable and timely information that Oxinova needs in order to meet this obligation satisfactorily.

3.             The Products shall be dispatched from the facilities of Oxinova at Macapaima, State of Anzoátegui, Venezuela. When Oxinova is unable to deliver from these facilities, whatever the reason, it must seek an alternative source of supply for Fibranova, until this situation is remedied.

4.             Oxinova shall deliver the Products to the receiving tanks that Fibranova shall make available for such purpose.

Clause Four: SPECIFIC OBLIGATIONS OF FIBRANOVA

1.             On November 1 of each year, Fibranova shall provide Oxinova an annual estimate of its product requirements. Fibranova must confirm or amend its requirements for the following quarter, two months before the beginning of the same.

2.             Minimum guaranteed purchase: Throughout the effective term of the Contract, Fibranova must purchase a minimum of 11,200 tons – dry base – of products every six months.

Oxinova shall total the products delivered and invoiced to Fibranova in July and January of every year for the previous six-month period, as from the nineteenth month of the effective term of the Contract, and for every year thereafter. If the total supplied is less than 11,200 tons, Oxinova shall raise an invoice for the shortfall in tons, multiplied by value “C,” for the minimum supply for the period in question. This invoice must be paid within five days after it is raised.

The minimum guaranteed purchase obligation shall not apply during the first eighteen months of the effective term of the Contract.

3.             If Fibranova increases its product requirements by more than 15% over the estimated 32,000 tons dry base a year, it must give Oxinova at least eighteen months notice to such effect, so that Oxinova may increase its production capacity or take the measures necessary in accordance with the requirement anticipated.

Clause Five: PRICES-PAYMENT CONDITIONS-READJUSTMENTS

1.             The price of the products sold, in United States of America dollars per dry ton, shall be governed by a polynomial that shall be adjusted every quarter as per the following formula:

P = A * M + B* U + C

Where factors M and U are the cost of one ton of methanol and urea respectively, in United States of America dollars, delivered to the factory of Oxinova; and factors A and B are the unit consumption of methanol and urea respectively, for producing one ton of adhesive; and factor C is the value that reflects other costs and the profit margin of Oxinova.

Unit consumption (factors A and B of the formula used to calculate the price) of each product, and the fixed factor (factor C) are those shown in the following table:

FACTOR	ADELITE 4146	ADELITE 3087	ADELITE3102
	(MDF)	(Middle)	(Faces)
A	0.531	0.539	0.523
* B	0.804	0.765	0.806
C	207.4	207.4	207.4

The value of factor C of the formula of each product shown in the above table has been determined on the basis of a return on investment rate of 14%, measured on the flow over fifteen years for investors in Chile (including the cost of sending capital and repatriating profits and capital), with one third of funding provided by Oxinova borrowing from third parties, and two thirds provided by contributions of shareholders, either by contributions of capital or loans. This constitutes the main factor of the commercial agreement between the parties and is arrived at using an evaluation procedure carried out on a spreadsheet, attached hereto as Exhibit “B,” as a point of reference, plus the following variables:

(i)                                     The annual volume of consumption of products by Fibranova, whose reference value shall be 32,000 tons dry base.

(ii)                                  The amount of investment in the factory of Oxinova, whose reference value shall be 15.12 million dollars, this being the estimated investment, before tax, needed to just meet the requirements of Fibranova.

(iii)                               Fixed staff and services costs, whose reference value shall be US$1,125,647 a year.

The value of factor C shall be calculated every quarter based on application of the correction formulae specified hereinafter, so as to maintain the agreed expected return on investment rate of 14%, just taking into account to this end the investment, sales, costs and expenses needed to meet the obligations hereunder. It is expressly agreed that the supply from third-party suppliers shall not be considered for the purpose of calculating variations in the value of factor C, without detriment to the elements of factor C related to investment and fixed costs being reviewed when the supply (approx. 32,000 tons) commences, so that they accurately reflect those that are effective and that refer to the consumption of Fibranova, so that the profitability rate of 14% for the project is fulfilled.

CORRECTION FORMULAE FOR FACTOR C OF PRICE FORMULAE

For variation in investment

Value C shall vary by 8.64 dollars for every million dollars of variation in investment

For variation in fixed staff and service expenses

Value C shall vary by 39.1 dollars for every million dollars of variation on fixed staff and service expenses.

For variation in the annual volume of resin consumed

VAR. C	=	(6,028,477 * O.9 (1 REAL TON/32000)
REAL TON

Where REAL TON is in 100% base tons, these being the total of the actual tons consumed, calculated every quarter as actual consumption during the three previous months, multiplied by four.

The value of factor C for each product shall be recalculated at the beginning of each quarter, in other words, in January, April, July and October, in accordance with the consumption trend during the previous quarter, and this value shall be applied in the current quarter.

If there are simultaneous variations in more than one of the aforementioned variables, increases shall be added to the C value that each generates.

The parties expressly agree that during the first eighteen months of the effective term hereof, the consumption of 32,000 tons of products – dry base – per year by Fibranova shall always be taken into account for calculating factor C.

2.             If variations occur that are assumed to be irreversible and that affect the cost structure of Oxinova, or the cost of repatriating profits and/or capital, whether they are increases or decreases, the values of the formula must be reviewed in order to correct the effect of said variations on the return rate of 14% agreed as part of the evaluation procedure used to calculate prices, as per the aforementioned exhibit.

3.             Values “A” and “B” of the price polynomial shall be altered and adjusted whenever there are justifiable technological reasons for doing so.

4.             The parties agree that they may agree at any time to change the specifications of the product. When such changes affect the production costs of Oxinova, the price formula of the resin shall be adjusted in accordance with the new cost structure, which shall be formalized by exchanging letters of intent and agreement.

Clause Six: INVOICING AND PAYMENT

1.             Oxinova shall raise a sales invoice every two weeks for the total amount of the product sent to Fibranova, within five business days of the end of the aforementioned period. Invoices shall be in United States of America dollars and include all taxes liable.

2.             Fibranova must pay invoices in United States of America dollars within thirty days of their date of issue.

3.             Any delay in payment of invoices shall constitute default on the part of Fibranova, in which case, it shall pay Oxinova conventional interest at the maximum rate allowed for by law for credit transactions in foreign currency.

Clause Seven: NEW PRODUCTS

If Fibranova requires new products that involve technological development, Oxinova must draft a working plan to implement said developments. The plan must clearly state the objectives of Fibranova, the parameters within which its objectives shall be considered as being fulfilled and the methodology to be used.

The cost of developing and introducing new products shall be divided between Oxinova and Fibranova as follows:

a.             Oxinova shall pay the cost of developing new products;

b.            Fibranova shall pay the cost of raw material, electricity, machine time, etc., for the manufacture of the boards.

c.             Price. (i) If the test boards manufactured along with the new products are accepted as saleable units, the price of the products shall be set using the relevant price formula, and (ii) if the test boards manufactured along with the new products are rejected as saleable units, the price of the new products shall be equivalent to the variable production cost.

Clause Eight: QUALITY CONTROL

The parties may appoint a quality control company by mutual agreement who, at the request of either party, shall check that product specifications are being met. The parties shall each pay half the cost of quality control.

Clause Nine: DURATION

1.             The effective term of the Contract shall be fifteen years as firm the first day on which Oxinova sends the first delivery of products to Fibranova.

2.             Once the initial term of fifteen years has expired, the Contract may be renewed for successive periods of five years, provided that neither party provides the other party notice to the effect that it does not wish to renew the Contract, at least six months before it is due to expire.

Clause Ten: ADVANCE TERMINATION

Either party may request advance termination of the Contract if the other party is in repeated and serious breach of the Contract. Any breach must be qualified by an arbitrator beforehand, as established in the arbitration clause hereof. All damage and injury caused must be indemnified.

Clause Eleven: COMPETITIVE OFFER

Fibranova may receive valid and reliable offers from third parties during the effective term of the Contract for the supply of products similar to those supplied hereunder, under price and/or quality conditions, such that the combination of price and specific consumption results in Fibranova paying a lower cost per production unit of board than that which it pays for the products supplied by Oxinova (any offer must be backed up with suitable evidence), and provided that said offer is:

a)              For a quantity equivalent to at least 100% of the requirements of Fibranova forecasted for the following twelve months;

b)             For products that meet the same technical specifications as the products subject matter hereof;

c)              Made under similar conditions to those of the Contract, and

d)             Made at a value of at least 2% less than what Fibranova pays for use of the products of Oxinova.

If these conditions are met, Fibranova must continue purchasing resin products from Oxinova for one year, and Oxinova must reduce the price of the product equivalent to that offered by third parties by 50%, or reduce the supply that it must sell at a lower price by 50%, at its own discretion. Fibranova must purchase from third parties the requirements established by Oxinova, which must be no less than 20% of total consumption and under terms that are as favorable as those established in the offer.

For the purpose of this clause and if Fibranova purchases part of its consumption from third parties during this year, it shall be expressly established that the minimum guaranteed consumption shall not be altered, provided that Fibranova maintains a minimum consumption of 22,400 tons a year – dry base -, although also taking into account purchases from third parties, which shall also apply for calculating factor C.

After twelve months and provided that the offer received is still valid, Oxinova may, at its own choice, either meet the price and conditions of the third-party offer, or unilaterally terminate the Contract, without having to compensate Fibranova.

Clause Twelve:  TESTING OF ADHESIVES

Throughout the effective term of the Contract and with a view to carrying out quality and performance tests, Fibranova may purchase adhesives from third parties, although it must keep Oxinova informed at all times of tests carried out and the results thereof. Likewise, the duration of these tests and the quantity to be purchased must be agreed beforehand with Oxinova. It is expressly established that this prerogative does not alter the obligation of Fibranova to purchase all its products from Oxinova in accordance with the terms hereof.

Clause Thirteen: FORCE MAJEURE

1.             Neither party shall be liable for any delay, loss, damage or breach of its obligations hereunder (except for the obligation to pay a sum of money that has become due), if the same is a result of circumstances of force majeure or an act of God, as defined by the legislation and custom of the Republic of Venezuela.

The party that claims circumstances of force majeure or an act of God must immediately advise the other party to such effect and provide an estimate of how long the circumstance will last.

2.             If the circumstances of force majeure or the act of God last for more than nine months, the party affected must proceed to meet the obligations hereunder affected thereby, as it shall be understood that the circumstances of force majeure or the act of God have been overcome.

Clause Fourteen: ARBITRATION

1.             Any doubt or disagreement that arises between the parties under the Contract or any of its complementary or amendatory documents, regarding construal, performance, validity, termination or any other cause related hereto, shall be submitted to arbitration in accordance with the Regulations of the Arbitration Center of the Cámara de Comercio de Santiago A.G (the Santiago Chamber of Commerce), the provisions of which are evidenced in the public document dated December 10, 1992, granted before Sergio Rodriguez Garces, Notary Public for Santiago, which the parties agree to acknowledge and accept, being an integral part of this clause.

2.             The arbitrator shall be appointed by mutual agreement of the parties. If the parties fail to agree, they shall confer an irrevocable authorization on the Cámara de Comercio de Santiago A.G. so that, at the request of either party, it may appoint an arbitrator from among the panel of arbitrators of said organization.

3.             The ruling given by the arbitrator may not be appealed against; therefore, the parties expressly waive their right to do so. The arbitrator shall be specifically authorized to rule on any matter related to his or her competence and/or jurisdiction.

4.             If the Arbitration Center of the Cámara de Comercio de Santiago A.G. ceases to function or exist during the time in which the arbitrator is to be appointed, the arbitrator shall be appointed through the ordinary courts by an attorney-at-law who is or has been a rector or director of the Faculty of Legal and Social Sciences of the Universidad de Chile or the Universidad Católica de Chile, both in Santiago, or a senior lecturer, either ordinary or extraordinary, in civil, commercial or procedural law, who has held such position or post at the aforementioned universities.

5.             Arbitration proceedings shall be conducted in Santiago de Chile.

Clause Fifteen: LEGISLATION

The applicable legislation for all purposes hereof shall be that of the Republic of Venezuela.

Clause Sixteen: DIVISIBILITY

If any of the provisions hereof is invalid or remains ineffective under applicable legislation, it shall be understood that the Contract shall be cancelled while said provision remains invalid, and that the remainder of the Contract shall remain in full force and effect.

Clause Seventeen: DOMICILE

The parties state their domicile to be Caracas, Venezuela, for the purpose hereof.

IN WITNESS THEREOF the parties sign four copies of the Contract on the date specified in the header section hereof.

[Illegible signature]

Edmundo Puentes Ruiz

In representation of OXINOVA

[Illegible signature]

Julian Sanchez del Valle

In representation of FIBRANOVA

[Illegible signature]

Fernando de Solminihac Tampier

In representation of FIBRANOVA